UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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OncoCyte Corporation

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OncoCyte Corporation

Supplement to Proxy Statement

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on Wednesday, July 17, 2019

This Supplement to our Proxy Statement for our Annual Meeting of Shareholders to be held on July 17, 2019 consolidates certain information concerning the number of directors and employees who may participate in our 2018 Equity Incentive Plan (the “Plan”). As disclosed in our Proxy Statement, there are currently seven members of our Board of Directors, and as disclosed in our Annual Report on Form 10-K that accompanies our Proxy Statement, as of December 31, 2018 we employed 12 persons on a full-time basis.

Of course the number of our employees will vary from time to time. For example we recently hired two new Vice Presidents for marketing and managing our CLIA lab, and it is likely that we will add other employees for new product development and commercialization if we successfully complete development and commence commercialization of our lung cancer confirmatory test DetermaVu™, and we may add other administrative personnel as the need arises. We engage consultants from time to time, and generally have had between four and seven individuals providing consulting services this year, and although we may grant consultants equity awards under the Plan we have no plans to do so at this time. Also, as disclosed in our Proxy Statement, if our shareholders approve the proposed amendment of our Bylaws permitting us to have as many as ten directors, the number of directors may increase in the future as well.

June 26, 2019